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Exhibit 16.1



March 27, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 4 of Form 8-K dated March 27, 2002, of Affinity Technology Group, Inc. and are in agreement with the statements contained in the second sentence of paragraph 1, paragraph 2, and the first sentence of paragraph 3 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                                     /s/ Ernst & Young LLP

Greenville, South Carolina